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                                                                   EXHIBIT 10.29

                      SECURITY CAPITAL GROUP INCORPORATED

                        DEFERRED FEE PLAN FOR DIRECTORS


     Section 1. Purpose. The purpose of the Security Capital Group Incorporated Deferred Fee Plan for Directors (the "Plan") is to provide non-employee Directors of Security Capital Group Incorporated (the "Company") the opportunity to defer receipt of cash, stock and debenture compensation otherwise payable to such Director by the Company. The Plan is designed to aid the Company in attracting and retaining as members of its Board of Directors persons whose abilities, experience and judgment can contribute to the well-being of the Company.

     Section 2. Effective Date. The effective date of this Plan is September 20, 1995.

     Section 3. Eligibility. Any member of the Board of Directors of the Company who is not an employee of the Company or any subsidiary thereof is eligible to become a "Participant" in the Plan by completing an election form in accordance with Section 6.

     Section 4. Accounts. Subject to the provisions of the Plan, the following "Accounts" shall be established in the name of each Participant:

     (a) A "Cash Account" which shall reflect the retainer fees deferred by such Participant in accordance with Section 6 that would otherwise have been payable in cash, and the interest attributable thereto.

     (b) A "Phantom Stock Account" which shall reflect the retainer fees deferred by such Participant in accordance with Section 6 that would otherwise have been payable in shares of the Company's common stock ("Common Stock") and cash dividends thereon. The Phantom Stock Account shall consist of a cash component and a stock component.

     (c) A "Phantom Debenture Account" which shall reflect the retainer fees deferred by such Participant in accordance with Section 6 that would otherwise have been payable in the form the Company's 12% convertible subordinated debentures, due 2014 ("Debentures"), and interest thereon. The Phantom Debenture Account shall consist of a cash component and a debenture component.
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Such Accounts shall be for recordkeeping purposes only. The amount of any benefit payable under the Plan will be paid from the general assets of the Company or from one or more trusts, the assets of which are subject to the claims of the Company's general creditors.

     Section 5. Amount of Deferral. A Participant may elect to defer receipt of all or any portion of the cash or stock and debenture compensation otherwise payable to the Participant for serving on the Board of Directors or committees of the Board of Directors of the Company or any of its subsidiaries.

     Section 6. Time of Election of Deferral. Except as set forth herein, an election to defer compensation shall be made on or before December 15th of the calendar year immediately preceding the calendar year in which the election is to first take effect on forms approved for that purpose and filed with the Secretary of the Company. Such election shall remain in effect until modified or revoked by the Participant by an election filed with the Secretary on before the December 15th of the calendar year immediately preceding the calendar year in which such modification or revocation is to take effect. For 1995, deferral elections shall be made prior to October 31, 1995, and shall be effective when made with respect to any compensation payable for the period commencing November 1, 1995. A Director who first becomes elected or appointed to the Board subsequent to January 1 of any calendar year may make an election to defer compensation within 30 days after his initial election or appointment to the Board. Such deferral shall be effective with respect to compensation attributable to services performed after the date of the election.

     Section 7. Crediting of Accounts. The Accounts of each Participant shall be adjusted in accordance with the following procedures.

     (a)  As of the date that retainer fees are otherwise payable to Directors:

          (i) Each Participant's Cash Account shall be credited with the amount, if any, of cash fees the Participant elected to defer as of such date in accordance with Section 6.

         (ii) Each Participant's Phantom Stock Account shall be credited with the number of "stock units" equal to the number of shares, if any, the Participant elected to defer as of such date in accordance with Section 6.

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        (iii)  Each Participant's Phantom Debenture Account shall be credited with the principal amount of "phantom debentures" equal to the principal amount of Debentures, if any, the Participant elected to defer as of such date in accordance with Section 6.

     (b) As of the effective date of any distribution to the Participant in accordance with Sections 9 and 10:

          (i) Each Participant's Cash Account shall be debited with the amount of cash fees, if any, distributed to such Participant as of such date.

         (ii) Each Participant's Phantom Stock Account shall be debited with the number of stock units and the amount of cash component (as described in paragraph (d) next below), if any, distributed to such Participant as of such date.

        (iii) Each Participant's Phantom Debenture Account shall be debited with the principal of phantom debentures and the amount of cash component (as described in paragraph (c) next below), if any, distributed to such Participant as of such date.

     (c) As of the effective date that cash interest is paid with respect to Debentures, each Participant's Phantom Debenture Account shall be credited with a "cash component" equal to the cash interest paid with respect to Debentures multiplied by the principal amount of phantom debentures in the Participant's Phantom Debenture Account on such date.

     (d) As of the effective date of any dividends payable with respect to the Common Stock:

          (i) If such dividend is payable in cash, the Participant's Phantom Stock Account shall be credited with a "cash component" equal to the cash dividend payable with respect to a share of Common Stock multiplied by the number of stock units in the Participant's Phantom Stock Account as of the applicable dividend record date, if any.

          (ii) If such dividend is payable in shares of Common Stock, the Participant's Phantom Stock Account shall be credited with the number of stock units determined by multiplying the number of shares distributed in the dividend with respect to a share of Common Stock by the number of stock units

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               in the Participant's Phantom Stock Account as of the applicable dividend record date, if any.

        (iii) If such dividend is payable in the form of Debentures, the Participant's Phantom Debenture Account shall be credited with the principal amount of phantom debentures equal to the principal amount of Debentures being distributed with respect to a share of Common Stock multiplied by the number of stock units in the Participant's Phantom Stock Account as of the applicable dividend record date, if any.

     (e) As of the last day of each calendar quarter, the balance in the Participant's Cash Account, and the cash components of the Phantom Stock Account and Phantom Debenture Account shall be credited with interest, at the Investment Return Rate (defined below), compounded quarterly. Interest shall be prorated on a daily basis according to the balance in the Participant's Account. For purposes of the Plan, the "Investment Return Rate" means the Company's average borrowing rate for the calendar quarter.

     Section 8. Form of Payment. The value of each Participant's Accounts shall include compensation deferred and interest or dividends credited thereon, pursuant to Section 7 of the Plan. All deferred amounts payable under the Plan shall be paid as soon as practicable following the payment date determined in accordance with Section 9, 10 or 13, as applicable. Unless the Committee (as described in Section 17) determines otherwise, stock units shall be paid in the form of shares of Common Stock and phantom debentures shall be paid in the form of Debentures, with the Participant receiving one share of Common Stock for each stock unit distributed and principal amount of Debentures equal to the principal amount of phantom debentures being distributed. The amount in the Participant's Cash Account and the balance in the cash components of the Participant's Phantom Stock Account and Phantom Debenture Account, if any, shall be paid in cash.

     Section 9. Payment of Deferred Compensation. No withdrawal may be made from the Participant's Accounts prior to the date specified by the Participant in his or her deferral election except as provided in Section 10. At the Participant's election, compensation may be deferred to a specific date, become payable immediately following the last day of the calendar year in which the Participant terminates service as a Director, or become payable on the earlier of such dates. If compensation is deferred to a specific date, such date must be at least two years following the year for which the compensation is earned, unless service as a Director terminates earlier. Deferred compensation

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and interest or dividends thereon will be payable in either a lump sum or in such number of quarterly or annual installments as the Participant chooses; provided, however, if an election with respect to the form of payment has not been filed with the Committee at least twelve months prior to the date distribution is to commence, such election shall be disregarded and payments shall be made in accordance with the Participant's most recent election form that has been on file with the Committee at least 12 months, or if no such election has been filed, in the form determined by the Committee in its sole discretion. If a Participant elects to receive payment from his or her Accounts in installments, the Participant's Accounts will continue to accrue interest or dividends, as applicable, during the installment period. Payments shall be made first from the Cash Account, followed by the Phantom Debenture Account (pro rata from the phantom debenture and cash component) and last from the Phantom Stock Account (pro rata from the stock unit and cash component). Interest or cash dividends credited to a Participant's Accounts during the installment period will be paid on the next installment payment date.

     Section 10. Hardship. In the event of a substantial, unforeseen hardship, a Participant may file a notice with the Secretary of the Company to be presented to the Committee, advising the Committee of the circumstances of the hardship, and requesting a withdrawal of previously deferred amounts, or, where a former Director is receiving annual installment payments, requesting accelerated payment. The Committee, in its sole discretion, may agree to accelerate distribution of all or a part of amounts previously deferred to satisfy such hardship. The Committee shall determine, in its sole discretion, whether such distribution shall be made in whole or part from the Participant's Cash Account, Phantom Stock Account or Phantom Debenture Account. No member of the Committee may vote on, or otherwise influence a decision of the Committee concerning his or her request for a hardship withdrawal. A hardship withdrawal by a Participant shall have no effect on any amounts remaining in the Participant's Accounts, and shall not have any effect on any current or future deferral election after the hardship withdrawal.

     For purposes of this paragraph, a substantial unforeseen hardship is a severe financial hardship resulting from extraordinary and unforeseeable circumstances arising as a result of one or more recent events beyond the Participant's control. To the extent such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause a financial hardship, and (iii) by cessation of deferrals under the Plan, accelerated payment may not be made. Withdrawals of amounts

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because of an unforeseen hardship may only be permitted to the extent reasonably necessary to satisfy the hardship. Unforeseeable hardships do not include college tuition or the purchase of a home.

     Section 11. Change in Control. In the event of a change or potential change in the ownership or control of the Company which, in the opinion of the Company's Board of Directors, could affect the payment of benefits hereunder, the Company shall take such actions as it deems appropriate to protect each Participant's Accounts under the Plan, including the establishment and funding of a trust to satisfy the Company's obligations under the Plan; provided, that, the assets of any such trust shall be subject to the claims of the Company's general creditors. Neither a Participant nor a beneficiary shall have acquire any interest in a trust established pursuant to this Section 11 greater than that of an unsecured creditor.

     Section 12. Designation of Beneficiary. A Participant may designate a beneficiary or beneficiaries which shall be effective upon filing written notice with the Secretary of the Company on the form provided for that purpose. If no beneficiary is designated, the beneficiary will be the Participant's estate. If more than one beneficiary statement has been filed, the beneficiary or beneficiaries designated in the statement bearing the most recent date will be deemed the valid beneficiary or beneficiaries.

     Section 13. Death of Participant or Beneficiary. In the event of a Participant's death before he or she has received the full value of his or her Accounts, the then current value of the Participant's Accounts shall be determined as of the day immediately following death and such amount shall be paid to the beneficiary or beneficiaries of the deceased Participant as soon as practicable thereafter in a lump sum. If no designated beneficiary has been named or survives the Participant, the beneficiary will be the Participant's estate.

     Section 14. Participant's Rights Unsecured. The right of any Participant or beneficiary to receive payment under the provisions of the Plan shall be an unsecured claim against the general assets of the Company, and no provisions contained in the Plan shall be construed to give any Participant or beneficiary at any time a security interest in his or her Accounts or any other assets of the Company.

     Section 15. Statement of Account. Statements will be distributed to Participants following the end of each year as to the value of their Accounts as of December 31 of such year.

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     Section 16.    Assignability.  No right to receive payments hereunder shall be transferable or assignable by a Participant or a beneficiary, except by will or by the laws of descent and distribution.

     Section 17. Administration of the Plan. The Plan shall be administered by the Management Development and Executive Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall conclusively interpret the provisions of the Plan and shall make all determinations under the Plan. The Committee shall act by vote or written consent of a majority of its members.

     Section 18. Amendment of Termination of Plan. This Plan may at anytime or from time to time be amended, modified or terminated by the Board of Directors of the Company. No amendment, modification or termination shall, without the consent of a Participant, adversely affect such Participant's accruals on his or her prior elections.

     Section 19. Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Maryland.

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